July 23, 2013	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of
$0.59 Per Diluted Common Share

Preliminary Financial Results for the Second Quarter and First Half of 2013:

•
Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements, totaled $104.9 million at June 30, 2013, a decrease of $17.2 million from December 31, 2012, and a decrease of $7.2 million from March 31, 2013. Non-performing assets, excluding FDIC-covered non-performing assets, at June 30, 2013, were $70.9 million, a decrease of $1.7 million from $72.6 million at December 31, 2012, and a decrease of $2.1 million from $73.0 million at March 31, 2013. Non-performing assets were 1.85% of total assets at June 30, 2013, compared to 1.84% at December 31, 2012, and 1.81% at March 31, 2013. Net charge-offs were $4.0 million for the three months ended June 30, 2013, compared to $8.3 million for the three months ended March 31, 2013, and $18.4 million for the three months ended June 30, 2012. Included in the net charge-off total for the quarter was a net recovery of $1.1 million related to loans covered by the loss sharing agreements with the FDIC.

•
Total Loans:  Total gross loans, including FDIC-covered loans, increased $5.8 million from December 31, 2012, to June 30, 2013.  Decreases in the FDIC-covered loan portfolios totaled $81.6 million.  Excluding covered loans and mortgage loans held for sale, total loans increased $87.4 million from December 31, 2012, to June 30, 2013, primarily in the areas of commercial real estate loans, commercial business loans, and other consumer loans, partially offset by a decrease in other residential loans.

•
Net Interest Income: Net interest income for the second quarter of 2013 decreased $2.0 million to $38.5 million compared to $40.5 million for the second quarter of 2012. Net interest margin was 4.39% for the quarter ended June 30, 2013, compared to 4.36% for the second quarter in 2012 and 4.76% for the quarter ended March 31, 2013.  These changes were primarily the result of variations in the yield accretion on acquired loans due to improvements in expected cash flows in the 2013 period when compared to the second quarter 2012 period. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 88 basis points for the quarter ended June 30, 2013, 86 basis points for the quarter ended June 30, 2012, and 118 basis points for the quarter ended March 31, 2013.  For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of June 30, 2013, the Company’s Tier 1 leverage ratio was 10.0%, Tier 1 risk-based capital ratio was 16.1%, and total risk-based capital ratio was 17.3%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended June 30, 2013, were $0.59 per diluted common share ($8.1 million available to common shareholders) compared to $1.58 per diluted common share ($21.5 million available to common shareholders) for the quarter ended June 30, 2012.

Preliminary earnings for the six months ended June 30, 2013, were $1.19 per diluted common share ($16.3 million available to common shareholders) compared to $2.12 per diluted common share ($28.9 million available to common shareholders) for the six months ended June 30, 2012.

For the quarter ended June 30, 2013, annualized return on average common equity was 10.20%; annualized return on average assets was 0.84%; and net interest margin was 4.39% compared to 29.76%, 2.10% and 4.36%, respectively, for the quarter ended June 30, 2012.  For the six months ended June 30, 2013, annualized return on average common equity was 10.38%; annualized return on average assets was 0.84%; and net interest margin was 4.57% compared to 20.65%, 1.46% and 4.33%, respectively, for the six months ended June 30, 2012.

President and CEO Joseph W. Turner commented, “Overall, our second quarter performance was sound.  Earnings were $0.59 per diluted share, overall asset quality continued to improve and total loans, excluding covered loans and mortgages held for sale, have now increased $87.4 million in the first half of 2013, an annualized rate of over 9%.  However, competition for loans in our markets remains very strong and we continue to see balance reductions in our covered loan portfolios.

“During the first six months of 2013, total classified assets have decreased by $17.2 million, or 14%, with this reduction primarily in the potential problem loans category. For the quarter ended June 30, 2013, the provision for loan losses was $3.7 million, with net charge-offs totaling $4.0 million for the quarter.  The level of provision and net charge-offs benefited from a $1.1 million net recovery related to loans covered by the loss sharing agreements with the FDIC.  We are required to reimburse the FDIC for 80% of this recovery, resulting in a corresponding decrease in non-interest income being recorded in the second quarter.

“As we stated last quarter, we anticipate that the provision for loan losses will generally be in line with charge-off levels.  Based on our current assessment of the loan portfolio, we believe that provision expenses and net charge-offs in 2013 will likely be less than those in 2012 with respective decreases more pronounced in the second half of  the year compared to 2012.  As we’ve noted previously, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.”

Turner continued, “Excluding the effects of our interest income adjustments due to changes in expected cash flows on our acquired loan pools, we experienced margin compression of seven basis points, 3.51% in the second quarter of 2013 versus 3.58% in the first quarter of 2013, primarily due to lower yields on securities and loans. Since the end of 2012, total deposits decreased by approximately $139 million, mainly due to planned reductions in certain depository account types, including time deposits and accounts with securitized deposit balances. Checking account balances, however, were up by approximately $27 million.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net interest income	$38,501	$40,477	$80,634	$77,249
Provision for loan losses	3,671	17,600	11,896	27,677
Non-interest income	2,327	35,848	5,250	41,936
Non-interest expense	27,617	28,157	54,560	53,141
Provision for income taxes	1,316	9,039	2,810	9,701
Net income from continuing operations	8,224	21,529	16,618	28,666
Income from discontinued operations, net of tax	—	127	—	487
Net income	$8,224	$21,656	$16,618	$29,153

Net income available to common shareholders	$8,079	$21,512	$16,328	$28,863
Earnings per diluted common share	$0.59	$1.58	$1.19	$2.12
Earnings from continuing operations per diluted common share	$0.59	$1.57	$1.19	$2.09

NET INTEREST INCOME

Net interest income for the second quarter of 2013 decreased $2.0 million to $38.5 million compared to $40.5 million for the second quarter of 2012. Net interest margin was 4.39% in the second quarter of 2013, compared to 4.36% in the same period of 2012, an increase of 3 basis points.  Net interest income for the first half of 2013 increased $3.4 million to $80.6 million compared to $77.2 million for the first half of 2012. Net interest margin was 4.57% in the first half of 2013, compared to 4.33% in the same period of 2012, an increase of 24 basis points. The average interest rate spread was 4.31% and 4.50% for the three and six months ended June 30, 2013, compared to 4.29% and 4.23% for the three and six months ended June 30, 2012. For the three months ended June 30, 2013, the average interest rate spread decreased 38 basis points compared to the average interest rate spread of 4.69% in the three months ended March 31, 2013.  This decrease was primarily due to a decrease in average yield on loans receivable and investment securities, partially offset by a decrease in average yield on deposits and short-term borrowings.

The Company’s net interest margin was significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter. The impact of these adjustments on the Company’s financial results for the reporting periods presented is shown below:

	Three Months Ended
	June 30, 2013		June 30, 2012
	(In thousands, except basis points data)
Impact on net interest income/
net interest margin (in basis points)	$7,663	88 bps	$8,017	86 bps
Non-interest income	(6,628)		(6,619)
Net impact to pre-tax income	$1,035		$1,398

	Six Months Ended
	June 30, 2013		June 30, 2012
	(In thousands, except basis points data)
Impact on net interest income/
net interest margin (in basis points)	$18,096	103 bps	$14,180	80 bps
Non-interest income	(14,963)		(11,150)
Net impact to pre-tax income	$3,133		$3,030

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $21.5 million and the remaining adjustment to the indemnification assets that will affect non-interest income (expense) is $(16.2) million. Of the remaining adjustments, we expect to recognize $8.6 million of interest income and $(7.5) million of non-interest income (expense) in the remainder of 2013.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin increased one basis point when compared to the year-ago quarter, and decreased seven basis points when compared to the first quarter of

2013.  Decreases in the yield on loans and investments, excluding the yield accretion income discussed above, when compared to the year-ago quarter, were offset by the positive effects of the lower deposit costs and lower rates on subordinated debentures issued to capital trust.  In many cases, new loans originated are at rates which are lower than the rates on existing loans and loans being paid down or paid off.  During 2012 and 2013, lower-rate transaction deposits increased as customers added to existing accounts or new customer accounts were opened, while higher-rate brokered deposits decreased and retail time deposits renewed at lower rates of interest.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2013, non-interest income decreased $33.5 million when compared to the quarter ended June 30, 2012, primarily as a result of the following items:

•	InterBank FDIC-assisted acquisition: During the quarter ended June 30, 2012, the Bank recognized a one-time gain on the FDIC-assisted acquisition of InterBank of $31.3 million (pre-tax).
•
Amortization of income related to business acquisitions:  There was a larger decrease to non-interest income from amortization related to business acquisitions compared to the prior year quarter.  The net amortization, an amount which reduces non-interest income, increased $1.3 million from the prior year quarter.  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank, Vantus Bank, Sun Security Bank and InterBank FDIC-covered loan portfolios, $6.6 million of amortization (decrease in non-interest income) was recorded in the quarter ended June 30, 2013.  This amortization (decrease in non-interest income) amount was unchanged from the $6.6 million that was recorded in the quarter ended June 30, 2012, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.  Offsetting this, the Bank had additional income from the accretion of the discount on the indemnification assets related to the FDIC-assisted acquisition involving InterBank, which was completed in April 2012.  Income from the accretion of the discount related to all of the acquisitions was $2.0 million for the quarter ended June 30, 2013, compared to $1.8 million for the three months ended June 30, 2012.  In addition, as noted in the “Asset Quality” discussion on page one, and the Provision for Loan Losses and Allowance for Loan Losses” section below, the Bank recorded a loan recovery of $1.1 million related to FDIC-covered loans during the quarter ended June 30, 2013.  Under the loss sharing agreements, the Bank will reimburse the FDIC for 80% of the recovery, so the Bank has recorded expense of approximately $0.9 million for that expected reimbursement.

•
Net realized gains on sales of available-for-sale securities:  Net realized gains on sales of available-for-sale securities decreased $1.2 million for the quarter ended June 30, 2013, when compared to the quarter ended June 30, 2012 due to a large number of securities sales in the prior year quarter.

•
Other income:   Other income decreased $609,000 compared to the prior year quarter.  During the quarter ended June 30, 2012, the Bank received a payment of approximately $223,000 from MasterCard due to increased debit card usage, with no similar payment received during the quarter ended June 30, 2013.  In addition, during the quarter ended June 30, 2012, the Bank received $250,000 in settlement of a legal matter.

Partially offsetting the decrease in non-interest income was an increase in the following items:

•
Gains on sales of single-family loans: Gains on sales of single-family loans increased $531,000 compared to the prior year quarter.  This was due to an increase in originations of fixed-rate loans due to lower fixed rates, which were then sold in the secondary market.

•
Change in interest rate swap fair value:  The Company recorded income during the 2013 quarter due to the increase in the interest rate swap fair value related to its matched book interest rate derivatives program of $347,000.  This compares to expense of $117,000 recorded during the three months ended June 30, 2012.

For the six months ended June 30, 2013, non-interest income decreased $36.7 million when compared to the six months ended June 30, 2012, primarily as a result of the following items:

•	InterBank FDIC-assisted acquisition: During the six months ended June 30, 2012, the Bank recognized a one-time gain on the FDIC-assisted acquisition of InterBank of $31.3 million (pre-tax).
•
Amortization of income related to business acquisitions:  There was a larger decrease to non-interest income from amortization related to business acquisitions compared to the prior year period.  The net amortization, an amount which reduces non-interest income, increased $5.4 million from the prior year period.  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank, Vantus Bank, Sun Security Bank and InterBank FDIC-covered loan portfolios, $15.0 million of amortization (decrease in non-interest income) was recorded in the six months ended June 30, 2013.  This amortization (decrease in non-interest income) amount was up $3.8 million from the $11.2 million that was recorded in the six months ended June 30, 2012, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.  Offsetting this, the Bank had additional income from the accretion of the discount on the indemnification assets related to the FDIC-assisted acquisition involving InterBank, which was completed in April 2012.  Income from the accretion of the discount related to all of the acquisitions was $3.1 million for the six months ended June 30, 2013, compared to $4.6 million for the six months ended June 30, 2012.

•
Net realized gains on sales of available-for-sale securities:  Net realized gains on sales of available-for-sale securities decreased $1.2 million for the six months ended June 30, 2013, when compared to the six months ended June 30, 2012, as noted above.

Partially offsetting the decrease in non-interest income was an increase in the following items:

•
Gains on sales of single-family loans: Gains on sales of single-family loans increased $811,000 for the six months ended June 30, 2013 compared to the six months ended June 30, 2012.  This was due to an increase in originations of fixed-rate loans due to lower fixed rates, which were then sold in the secondary market.

•
Change in interest rate swap fair value:  The Company recorded income during the 2013 six month period due to the increase in the interest rate swap fair value related to its matched book interest rate derivatives program of $408,000.  This compares to expense of $20,000 recorded during the six months ended June 30, 2012.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2013, non-interest expense decreased $540,000 to $27.6 million, when compared to the quarter ended June 30, 2012.  The decrease was primarily due to the following items:

•
Other non-interest expense:  Other non-interest expense decreased $613,000 for the quarter ended June 30, 2013, when compared to the quarter ended June 30, 2012, due to one-time acquisition related expenses incurred in the prior year quarter.

•
Legal, audit and other professional fees:  Legal, audit and other professional fees decreased $612,000 compared to the June 30, 2012 quarter, primarily due to the FDIC-assisted acquisition of InterBank, which created $425,000 of non-recurring legal, accounting and other professional fees in the prior year quarter.

Partially offsetting the decrease in non-interest expense was an increase in the following items:

•
Partnership tax credit:  The partnership tax credit expense increased $366,000 from the prior year quarter.  The Company has invested in certain federal low-income housing tax credits and federal new market tax credits.  These credits are typically purchased at 70-90% of the amount of the credit and are generally utilized to offset taxes payable over ten-year and seven-year periods, respectively.  During the quarter ended June 30, 2013, tax credits used to reduce the Company’s tax expense totaled $1.8 million, up $200,000 from $1.6 million for the quarter ended June 30, 2012.  These tax credits resulted in corresponding amortization expense of $1.5 million during the quarter ended June 30, 2013, up $300,000 from $1.2 million for the quarter ended June 30, 2012. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

For the six months ended June 30, 2013, non-interest expense increased $1.4 million to $54.6 million, when compared to the six months ended June 30, 2012.  The increase was primarily due to the following items:

•
Partnership tax credit:  The partnership tax credit expense increased $586,000 from the prior year period.  The Company has invested in certain federal low-income housing tax credits and federal new market tax credits.  These credits are typically purchased at 70-90% of the amount of the credit and are generally utilized to offset taxes payable over ten-year and seven-year periods, respectively.  During the six months ended June 30, 2013, tax credits used to reduce the Company’s tax expense totaled $3.5 million, up $300,000 from $3.2 million for the six months ended June 30, 2012.  These tax credits resulted in corresponding amortization expense of $2.9 million during the six months ended June 30, 2013, up $600,000 from $2.3 million for the six months ended June 30, 2012. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

•
Foreclosure-related expenses:  Expenses on foreclosed assets increased $742,000 for the six months ended June 30, 2013, when compared to the six months ended June 30, 2012, due primarily to increases in the write-downs of carrying values of foreclosed assets and losses on sales of assets.

•
Net occupancy expense:  Net occupancy expense increased $557,000 for the six months ended June 30, 2013, when compared to the six months ended June 30, 2012, primarily due to increased costs related to the operations acquired in the FDIC-assisted acquisition involving the former InterBank on April 27, 2012.

•
Salaries and employee benefits:   Salaries and employee benefits increased $471,000 for the six months ended June 30, 2013, when compared to the six months ended June 30, 2012, primarily due to the internal growth of the Company and the increased number of employees, and salary increases for existing employees.

Partially offsetting the increase in non-interest expense was a decrease in the following items:

•
Legal, audit and other professional fees:  Legal, audit and other professional fees decreased $671,000 compared to the six months ended June 30, 2012, primarily due to the FDIC-assisted acquisition of InterBank, which created $425,000 of non-recurring legal, accounting and other professional fees in the prior year period.

•
Other non-interest expense:  Other non-interest expense decreased $641,000 for the six months ended June 30, 2013, when compared to the six months ended June 30, 2012, due to one-time acquisition related expenses incurred in the 2012 period.

The Company’s efficiency ratio for the quarter ended June 30, 2013, was 67.65% compared to 38.33% for the same quarter in 2012.  The efficiency ratio for the six months ended June 30, 2013, was 63.53% compared to 45.99% for the same period in 2012.  The increase in the ratio in the 2013 three and six-month periods was primarily due to decreases in non-interest income resulting from the acquisition gain in 2012.  The Company’s ratio of non-interest expense to average assets increased from 2.73% and 2.67% for the three and six months ended June 30, 2012, respectively, to 2.82% and 2.76% for the three and six months ended June 30, 2013.  The increase in the current period ratios was due to a decrease in average assets in the 2013 periods.  Average assets for the quarter ended June 30, 2013 decreased $213 million, or 5.2%, from the quarter ended June 30, 2012.  Average assets for the six months ended June 30, 2013, decreased $32 million, or 0.8%, from the six months ended June 30, 2012.

INCOME TAXES

For the three and six months ended June 30, 2013, the Company’s effective tax rates were 13.8% and 14.5%, respectively, which were lower than the statutory federal tax rate of 35%, due primarily to the effects of the tax credits discussed above and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate.  In future periods, the Company expects its effective tax rate typically will be approximately 12%-18% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.

CAPITAL

As of June 30, 2013, total stockholders’ equity was $374.4 million (9.8% of total assets). As of June 30, 2013, common stockholders’ equity was $316.4 million (8.3% of total assets), equivalent to a book value of $23.23 per common share. Total stockholders’ equity at December 31, 2012, was $369.9 million (9.4% of total assets). As of December 31, 2012, common stockholders’ equity was $311.9 million (7.9% of total assets), equivalent to a book value of $22.94 per common share.  At June 30, 2013, the Company’s tangible common equity to total assets ratio was 8.1%, compared to 7.7% at December 31, 2012. The tangible common equity to total risk-weighted assets ratio was 12.8% at June 30, 2013, compared to 12.7% at December 31, 2012.

As of June 30, 2013, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of June 30, 2013, the Company’s Tier 1 leverage ratio was 10.0%, Tier 1 risk-based capital ratio was 16.1%, and total risk-based capital ratio was 17.3%. On June 30, 2013, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 9.4%, Tier 1 risk-based capital ratio was 15.1%, and total risk-based capital ratio was 16.3%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF).  Through the SBLF, in August 2011, the Company issued a new series of preferred stock totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the second quarter of 2013 was 1.0% and the Company currently expects the dividend rate for the third quarter of 2013 to be approximately 1.0%.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  Based on the Company’s current assessment of these factors and their expected impact on the loan portfolio, management believes that provision expenses and net charge-offs in 2013 will likely be less than those in 2012 with decreases more pronounced in the second half of  the year.  As noted previously, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended June 30, 2013, decreased $13.9 million to $3.7 million when compared with the quarter ended June 30, 2012.  The provision for loan losses for the six months ended June 30, 2013, decreased $15.8 million to $11.9 million when compared with the six months ended June 30, 2012.  At June 30, 2013, the allowance for loan losses was $40.2 million, a decrease of $464,000 from December 31, 2012.  Total net charge-offs were $4.0 million and $18.4 million for the quarters ended June 30, 2013 and 2012, respectively.  Total net charge-offs were $12.4 million and $28.2 million for the six months ended June 30, 2013 and 2012, respectively.  Excluding the net recoveries related to loans covered by loss sharing agreements, net charge-offs were $5.1 million, with three relationships making up $3.1 million of the net charge-off total for the quarter ended June 30, 2013. Included in the net charge-off total for the quarter ended June 30, 2013 was a net recovery of $1.1 million related to loans covered by the loss sharing agreements with the FDIC.  In the first quarter of 2013, the Bank recorded $2.2 million in net charge-offs (with a corresponding provision for loan losses) related to the covered loans.  Under these agreements, the FDIC will reimburse the Bank for 80% of the losses, so the Bank expected reimbursement of $1.8 million of this charge-off and recorded income of this amount in the first quarter of 2013.  During the second quarter of 2013, these covered loans were resolved more favorably than originally anticipated, with the Bank experiencing a recovery of $1.1 million of the previously recorded charge-off.  The Bank expects to reimburse the FDIC $0.9 million of this recovery and has recorded expense of this amount in the second quarter of 2013.  General market conditions, and more specifically, real estate absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank’s allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 2.08%, 2.21% and 2.31% at June 30, 2013, December 31, 2012, and June 30, 2012, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company’s loan portfolio at June 30, 2013, based on recent reviews of the Company’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below due to the respective loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools has been better than original expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at June 30, 2013, were $70.9 million, a decrease of $1.7 million from $72.6 million at December 31, 2012.  Non-performing assets, excluding FDIC-covered non-performing assets, as a percentage of total assets were 1.85% at June 30, 2013, compared to 1.84% at December 31, 2012.

Compared to March 31, 2013, non-performing loans decreased $497,000 to $24.7 million and foreclosed assets decreased $1.6 million to $46.2 million.  Commercial real estate loans comprised $11.2 million, or 45.2%, of the total $24.7 million of non-performing loans at June 30, 2013, an increase of $1.7 million from March 31, 2013.  Non-performing other commercial loans increased $577,000 in the three months ended June 30, 2013, and were $7.8 million, or 31.6%, of the total non-performing loans at June 30, 2013.  Non-performing one-to four-family residential loans comprised $3.5 million, or 14.0%, of the total non-performing loans at June 30, 2013, an increase of $240,000 from March 31, 2013.  Non-performing other residential loans decreased $3.8 million in the three months ended June 30, 2013, and were $0 at June 30, 2013.

Compared to March 31, 2013, potential problem loans decreased $5.1 million, or 13.2%. This decrease was due to $6.9 million in loans transferred to non-performing, $2.2 million in charge-offs, $1.1 million in loans transferred to foreclosed assets, $962,000 in payments on potential problem loans and $165,000 in loans being removed from potential problem loans, partially offset by the addition of $6.2 million of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended June 30, 2013, was as follows:

				Transfers
	Beginning	Additions to	Removed	to Potential	Transfers to			Ending
	Balance,	Non-	from Non-	Problem	Foreclosed			Balance,
	April 1	Performing	Performing	Loans	Assets	Charge-Offs	Payments	June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	2	975	—	(2)	—	—	—	975
Land development	635	314	—	—	(113)	(276)	(4)	556
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	3,215	1,407	—	(274)	(320)	(47)	(527)	3,454
Other residential	3,822	—	—	—	—	(505)	(3,317)	—
Commercial real estate	9,441	5,153	—	(92)	(864)	(1,895)	(575)	11,168
Other commercial	7,223	585	—	—	—	—	(8)	7,800
Consumer	859	314	(61)	(80)	(26)	(97)	(162)	747

Total	$25,197	$8,748	$(61)	$(448)	$(1,323)	$(2,820)	$(4,593)	$24,700

At June 30, 2013, the non-performing commercial real estate category included 10 loans, five of which were added during the quarter. The largest relationship in this category, which was added in previous quarters, is comprised of three loans totaling $6.2 million, or 55.6%, of the total category, and is collateralized by three hotel buildings.  The non-performing other commercial category included 14 loans, six of which were added during the quarter.  The largest relationship in this category, which was added during the December 31, 2012 and March 31, 2013 quarters, was $4.1 million, or 52.3% of the total category, and is collateralized by property in the Branson, Mo., area.  The non-performing one- to four-family residential category included 38 loans, 11 of which were added during the quarter.  The non-performing other residential category decreased $3.8 million to $0 during the second quarter due to the resolution of a loan which was added in the previous quarter.

Activity in the potential problem loans category during the quarter ended June 30, 2013, was as follows:

			Removed
	Beginning	Additions	from	Transfers to	Transfers to			Ending
	Balance,	to Potential	Potential	Non-	Foreclosed			Balance,
	April 1	Problem	Problem	Performing	Assets	Charge-Offs	Payments	June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	1,572	2	—	(724)	—	—	—	850
Land development	8,814	5,000	—	—	—	—	—	13,814
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	3,766	407	(145)	(464)	—	(274)	(147)	3,143
Other residential	3,029	—	—	—	—	(286)	(571)	2,172
Commercial real estate	19,550	605	—	(5,153)	(1,105)	(1,338)	(240)	12,319
Other commercial	2,337	—	—	(555)	—	(348)	(1)	1,433
Consumer	53	214	(20)	—	—	—	(3)	244

Total	$39,121	$6,228	$(165)	$(6,896)	$(1,105)	$(2,246)	$(962)	$33,975

The land development category included eight loans, one of which was added during the current quarter.  The largest relationship in this category, which was added during a previous quarter, totaled $6.0 million, or 43.3% of the total category, and was collateralized by property located in the Branson, Mo. area.  The second largest relationship in this category, which was added during the current quarter, totaled $5.0 million, or 36.2% of the total category, and was collateralized by property in the Lake of the Ozarks, Mo. area.  At June 30, 2013, the commercial real estate category of potential problem loans included eight loans.  The largest relationship in this category, which was added during a prior quarter, had a balance of $5.0 million, or 40.6% of the total category.  The relationship was collateralized by properties located in southwest Missouri.  The one- to four-family residential category of potential problem loans included 33 loans, five of which were added during the current quarter. The largest relationship in this category, which was added during a prior quarter, and included 13 loans, totaled $1.1 million, or 34.4% of the total category, and was collateralized by multiple properties located in southwest Missouri.  The other residential category of potential problem loans included two loans, both of which were added in previous quarters.  The largest relationship in this category totaled $1.5 million, or 67.2% of the total category, and was collateralized by properties located in the Branson, Mo., area.

Activity in foreclosed assets, excluding $14.9 million in foreclosed assets covered by FDIC loss sharing agreements, during the quarter ended June 30, 2013, was as follows:

	Beginning					Ending
	Balance,			Capitalized	ORE Write-	Balance,
	April 1	Additions	ORE Sales	Costs	Downs	June 30
	(In thousands)

One-to four-family construction	$324	$—	$—	$—	$—	$324
Subdivision construction	15,723	15	(1,874)	13	—	13,877
Land development	15,432	—	(480)	—	(49)	14,903
Commercial construction	3,765	113	—	—	(212)	3,666
One- to four-family residential	1,418	433	(461)	—	—	1,390
Other residential	7,232	—	—	87	(203)	7,116
Commercial real estate	3,168	1,969	(1,209)	—	(78)	3,850
Commercial business	126	—	(14)	—	—	112
Consumer	625	895	(580)	—	—	940

Total	$47,813	$3,425	$(4,618)	$100	$(542)	$46,178

At June 30, 2013, the subdivision construction category of foreclosed assets included 39 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $3.4 million, or 24.4% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 16.4% and 14.0% is located in Branson, Mo., and Springfield, Mo., respectively. The land development category of foreclosed assets included 22 properties, the largest of which was located in northwest Arkansas and had a balance of $2.3 million, or 15.4% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 52.5% and 36.0% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  The other residential category of foreclosed assets included 19 properties, 16 of which were all part of the same condominium community, which was located in Branson, Mo. and had a balance of $2.8 million, or 39.9% of the total category.  Of the total dollar amount in the other residential category of foreclosed assets, 79.2% was located in the Branson, Mo., area, including the largest properties previously mentioned.

BUSINESS INITIATIVES

Several initiatives are underway related to the Company’s banking center network. On July 12, 2013, Great Southern announced plans to consolidate operations of 11 Missouri banking centers into other nearby Great Southern banking center locations. As part of an ongoing performance review of its entire banking center network, Great Southern evaluated each location for a number of criteria, including access and availability of services to affected customers, the proximity of other Great Southern banking centers, profitability and transaction volumes, and market dynamics. This review culminated in the approval of the consolidation of these banking centers by the Great Southern Board of Directors.  The closing of these facilities, which will result in the transfer of deposits and other banking center operations, is expected to occur early in the fourth quarter of 2013. Affected customers have been notified of the consolidation plans.  Great Southern ATMs will remain operational at each of the affected banking center sites.

The Company expects a positive pre-tax income statement impact of approximately $1.2 million to $1.5 million on an annual basis due to the anticipated reduction in non-interest expenses. In addition, the Company anticipates recording one-time expenses totaling approximately $300,000 to $600,000 during the third and fourth quarters of 2013 in connection with severance costs for affected employees and shortened useful lives of certain furniture and equipment.  The affected premises, which have a total carrying value of approximately $1.5 million, will be marketed for sale.  No significant impairment of the value of these premises is expected, as they were purchased near the end of 2011 from the FDIC at fair value as determined by current appraisals at that time.

Construction is underway to build a full-service banking center in a commercial district in Omaha, Neb. In addition to the banking center, a commercial lending team will be housed in this facility. The facility is expected to open early in the fourth quarter of 2013. The Company currently operates three banking centers in the Omaha metropolitan area – two in Bellevue and one in Fort Calhoun. In Maple Grove, Minn., the Company purchased property for a new banking center site and construction is underway. Expected to open in late 2013, the new banking center will replace the leased banking center at 13601 80th Cir. N., which is a short distance away. The Company also purchased a commercial building and lot in Ava, Mo., which is currently under renovation.  This facility will replace the current bank-owned property at 101 N. Jefferson less than a mile away. This location is also expected to open early in the fourth quarter of 2013.

The common stock of Great Southern Bancorp, Inc., is listed on the Nasdaq Global Select Market under the symbol “GSBC”. The last reported sale price of GSBC common stock in the quarter ended June 30, 2013, was $26.96. Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 107 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “expects,” “anticipates,” “will be,” "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from the planned Great Southern banking center consolidation might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company’s market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and writeoffs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vii) the Company’s ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company’s market areas; (x) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers’ responses thereto; (xi) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xii) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xiii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund program, including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiv) costs and effects of litigation, including settlements and judgments; and (xv) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s other filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and six months ended June 30, 2013, and 2012, are not necessarily indicative of the results of operations which may be expected for the full year or any future period.

	June 30,	December 31,
	2013	2012
Selected Financial Condition Data:	(In thousands)

Total assets	$3,828,025	$3,955,182
Loans receivable, gross	2,366,062	2,360,287
Allowance for loan losses	40,185	40,649
Foreclosed assets, net	61,093	68,874
Available-for-sale securities, at fair value	744,439	807,010
Deposits	3,013,896	3,153,193
Total borrowings	408,999	391,114
Total stockholders’ equity	374,391	369,874
Common stockholders’ equity	316,448	311,931
Non-performing assets (excluding FDIC-covered assets)	70,878	72,622

					Three Months
	Three Months Ended		Six Months Ended		Ended
	June 30,		June 30,		March 31,
	2013	2012	2013	2012	2013
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$43,481	$48,221	$90,837	$92,898	$47,356
Interest expense	4,980	7,744	10,203	15,649	5,224
Net interest income	38,501	40,477	80,634	77,249	42,132
Provision for loan losses	3,671	17,600	11,896	27,677	8,225
Non-interest income	2,327	35,848	5,250	41,936	2,924
Non-interest expense	27,617	28,157	54,560	53,141	26,942
Provision for income taxes	1,316	9,039	2,810	9,701	1,495
Net income from continuing operations	$8,224	$21,529	$16,618	$28,666	$8,394
Income from discontinued operations	—	127	—	487	—
Net income	$8,224	$21,656	$16,618	$29,153	$8,394
Net income available-to-common shareholders	$8,079	$21,512	$16,328	$28,863	$8,249

					At or For the
	At or For the Three		At or For the Six		Three Months
	Months Ended		Months Ended		Ended
	June 30,		June 30,		March 31,
	2013	2012	2013	2012	2013
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.59	$1.58	$1.19	$2.12	$0.60
Net income from continuing operations (fully diluted)	$0.59	$1.57	$1.19	$2.09	$0.60
Book value	$23.23	$21.83	$23.23	$21.83	$23.36

Earnings Performance Ratios:
Annualized return on average assets	0.84%	2.10%	0.84%	1.46%	0.84%
Annualized return on average stockholders’ equity	10.20%	29.76%	10.38%	20.65%	10.55%
Net interest margin	4.39%	4.36%	4.57%	4.33%	4.76%
Average interest rate spread	4.31%	4.29%	4.50%	4.23%	4.69%
Efficiency ratio	67.65%	38.33%	63.53%	45.99%	59.80%
Non-interest expense to average total assets	2.82%	2.92%	2.76%	2.85%	2.69%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.08%	2.31%	2.08%	2.31%	2.15%
Non-performing assets to period-end assets	1.85%	1.74%	1.85%	1.74%	1.81%
Non-performing loans to period-end loans	1.03%	0.95%	1.03%	0.95%	1.05%
Annualized net charge-offs to average loans	0.83%	4.05%	1.29%	3.10%	1.76%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	June 30,	December 31,	March 31,
	2013	2012	2013
Assets

Cash	$92,035	$107,949	$88,319
Interest-bearing deposits in other financial institutions	281,275	295,855	392,954
Federal funds sold	—	337	—
Cash and cash equivalents	373,310	404,141	481,273

Available-for-sale securities	744,439	807,010	814,716
Held-to-maturity securities	805	920	920
Mortgage loans held for sale	22,679	26,829	27,764
Loans receivable (1), net of allowance for loan losses of $40,185 –
June 2013; $40,649 - December 2012; $40,548 – March 2013	2,325,877	2,319,638	2,335,209
FDIC indemnification asset	89,637	117,263	98,106
Interest receivable	12,337	12,755	12,432
Prepaid expenses and other assets	79,365	79,560	83,831
Foreclosed assets held for sale (2), net	61,093	68,874	65,258
Premises and equipment, net	102,912	102,286	101,934
Goodwill and other intangible assets	5,197	5,811	5,504
Federal Home Loan Bank stock	10,374	10,095	10,090

Total Assets	$3,828,025	$3,955,182	$4,037,037

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$3,013,896	$3,153,193	$3,219,764
Federal Home Loan Bank advances	128,125	126,730	126,401
Securities sold under reverse repurchase agreements with customers	196,299	179,644	191,702
Structured repurchase agreements	53,013	53,039	53,026
Short-term borrowings	633	772	663
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	1,106	1,322	1,265
Advances from borrowers for taxes and insurance	4,402	2,154	3,687
Accounts payable and accrued expenses	16,182	12,128	15,485
Current and deferred income taxes	9,049	25,397	18,222
Total Liabilities	3,453,634	3,585,308	3,661,144

Stockholders’ Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized
1,000,000 shares; issued and outstanding 2013 and 2012 –
57,943 shares	57,943	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000
shares; issued and outstanding June 2013 – 13,623,779
shares; December 2012 – 13,596,335 shares; March 2013
– 13,612,846 shares	136	136	136
Additional paid-in capital	18,780	18,394	18,597
Retained earnings	288,528	276,751	282,762
Accumulated other comprehensive gain	9,004	16,650	16,455
Total Stockholders’ Equity	374,391	369,874	375,893

Total Liabilities and Stockholders’ Equity	$3,828,025	$3,955,182	$4,037,037

(1)
At June 30, 2013, December 31, 2012 and March 31, 2013, includes loans, net of discounts, totaling $442.2 million, $523.8 million and $488.0 million, respectively, which are subject to FDIC support through loss sharing agreements.

(2)
At June 30, 2013, December 31, 2012 and March 31, 2013, includes foreclosed assets, net of discounts, totaling $14.9 million, $18.7 million and $17.4 million, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

					Three Months
	Three Months Ended		Six Months Ended		Ended
	June 30,		June 30,		March 31,
	2013	2012	2013	2012	2013
Interest Income
Loans	$39,362	$42,068	$82,140	$79,966	$42,778
Investment securities and other	4,119	6,153	8,697	12,932	4,578
	43,481	48,221	90,837	92,898	47,356
Interest Expense
Deposits	3,263	5,786	6,789	11,570	3,527
Federal Home Loan Bank advances	989	1,132	1,963	2,406	974
Short-term borrowings and repurchase agreements	588	672	1,170	1,358	583
Subordinated debentures issued to capital trust	140	154	281	315	140
	4,980	7,744	10,203	15,649	5,224

Net Interest Income	38,501	40,477	80,634	77,249	42,132
Provision for Loan Losses	3,671	17,600	11,896	27,677	8,225
Net Interest Income After Provision for Loan Losses	34,830	22,877	68,738	49,572	33,907

Noninterest Income
Commissions	350	263	678	538	328
Service charges and ATM fees	4,644	4,881	9,071	9,372	4,427
Net gains on loan sales	1,628	1,097	3,057	2,246	1,429
Net realized gains on sales and impairments of available-for-sale securities	97	1,251	131	1,280	34
Late charges and fees on loans	201	238	501	411	300
Net change in interest rate swap fair value	347	(117)	408	(20)	61
Initial gain recognized on business acquisition	—	31,312	—	31,312	—
Accretion (amortization) of income related to business acquisitions	(5,694)	(4,440)	(11,561)	(6,188)	(5,868)
Other income	754	1,363	2,965	2,985	2,213
	2,327	35,848	5,250	41,936	2,924

Noninterest Expense
Salaries and employee benefits	13,078	13,292	26,300	25,829	13,222
Net occupancy expense	5,100	4,976	10,235	9,678	5,135
Postage	871	820	1,664	1,628	793
Insurance	957	1,081	2,121	2,177	1,165
Advertising	691	431	1,166	766	475
Office supplies and printing	323	340	629	720	307
Telephone	803	691	1,490	1,404	687
Legal, audit and other professional fees	948	1,560	1,750	2,421	802
Expense on foreclosed assets	1,355	1,228	2,410	1,668	1,055
Partnership tax credit	1,537	1,171	2,922	2,336	1,385
Other operating expenses	1,954	2,567	3,873	4,514	1,916
	27,617	28,157	54,560	53,141	26,942

Income Before Income Taxes	9,540	30,568	19,428	38,367	9,889
Provision for Income Taxes	1,316	9,039	2,810	9,701	1,495
Net Income from Continuing Operations	8,224	21,529	16,618	28,666	8,394

Discontinued Operations
Income from discontinued operations,
net of income taxes	—	127	—	487	—

Net Income	8,224	21,656	16,618	29,153	8,394

Preferred Stock Dividends and Discount Accretion	145	144	290	290	145

Net Income Available to Common Shareholders	$8,079	$21,512	$16,328	$28,863	$8,249

					Three Months
	Three Months Ended		Six Months Ended		Ended
	June 30,		June 30,		March 31,
	2013	2012	2013	2012	2013
Earnings Per Common Share
Basic	$0.59	$1.59	$1.20	$2.14	$0.61
Diluted	$0.59	$1.58	$1.19	$2.12	$0.60
Earnings from Continuing Operations Per Common Share
Basic	$0.59	$1.58	$1.20	$2.10	$0.61
Diluted	$0.59	$1.57	$1.19	$2.09	$0.60

Dividends Declared Per Common Share	$0.18	$0.18	$0.36	$0.36	$0.18

Average Balances, Interest Rates and Yields

The following tables present, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $822,000 and $666,000 for the three months ended June 30, 2013 and 2012, respectively.  Fees included in interest income were $1.6 million and $1.4 million for the six months ended June 30, 2013 and 2012, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30,	Three Months Ended			Three Months Ended
	2013(1)	June 30, 2013			June 30, 2012
	Yield/	Average		Yield/	Average		Yield/
	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.85%	$479,566	$7,859	6.57%	$490,028	$7,854	6.45%
Other residential	4.79	304,649	5,970	7.86	324,967	4,578	5.67
Commercial real estate	4.93	808,550	11,863	5.88	788,633	14,125	7.20
Construction	4.67	208,126	3,811	7.35	223,432	4,668	8.40
Commercial business	5.07	258,432	3,732	5.79	224,063	5,112	9.18
Other loans	6.21	288,170	5,463	7.60	262,926	4,881	7.47
Industrial revenue bonds	5.78	50,503	664	5.27	59,207	850	5.77

Total loans receivable	5.20	2,397,996	39,362	6.58	2,373,256	42,068	7.13

Investment securities	2.56	801,811	3,988	2.00	865,859	5,909	2.74
Other interest-earning assets	0.14	320,881	131	0.16	492,079	244	0.20

Total interest-earning assets	4.22	3,520,688	43,481	4.95	3,731,194	48,221	5.20
Non-interest-earning assets:
Cash and cash equivalents		85,306			80,401
Other non-earning assets		305,930			313,523
Total assets		$3,911,924			$4,125,118

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.22	$1,604,920	973	0.24	$1,507,543	2,009	0.54
Time deposits	0.76	1,084,494	2,290	0.85	1,472,698	3,777	1.03
Total deposits	0.44	2,689,414	3,263	0.49	2,980,241	5,786	0.78
Short-term borrowings and repurchase agreements	0.95	255,843	588	0.92	273,529	672	0.99
Subordinated debentures issued to capital trust	1.84	30,929	140	1.82	30,929	154	2.00
FHLB advances	3.06	126,836	989	3.13	146,948	1,132	3.10

Total interest-bearing liabilities	0.61	3,103,022	4,980	0.64	3,431,647	7,744	0.91
Non-interest-bearing liabilities:
Demand deposits		406,674			339,978
Other liabilities		21,930			4,497
Total liabilities		3,531,626			3,776,122
Stockholders’ equity		380,298			348,996
Total liabilities and stockholders’ equity		$3,911,924			$4,125,118

Net interest income:
Interest rate spread	3.61%		$38,501	4.31%		$40,477	4.29%
Net interest margin*				4.39%			4.36%
Average interest-earning assets to average interest-bearing liabilities		113.5%			108.7%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield/rate on loans at June 30, 2013 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended June 30, 2013.

	June 30,	Six Months Ended			Six Months Ended
	2013(1)	June 30, 2013			June 30, 2012
	Yield/	Average		Yield/	Average		Yield/
	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.85%	$490,761	$17,401	7.15%	$425,526	$14,115	6.67%
Other residential	4.79	311,531	12,195	7.89	302,850	9,027	5.99
Commercial real estate	4.93	796,587	25,031	6.34	785,898	27,575	7.06
Construction	4.67	207,956	8,219	7.97	240,822	9,477	7.91
Commercial business	5.07	248,885	7,269	5.89	222,386	8,649	7.82
Other loans	6.21	285,118	10,488	7.42	241,659	9,306	7.74
Industrial revenue bonds	5.78	55,035	1,537	5.63	62,789	1,817	5.82

Total loans receivable	5.20	2,395,873	82,140	6.91	2,281,930	79,966	7.05

Investment securities	2.56	811,528	8,471	2.10	883,312	12,557	2.86
Other interest-earning assets	0.14	347,300	226	0.13	424,482	375	0.18

Total interest-earning assets	4.22	3,554,701	90,837	5.15	3,589,724	92,898	5.20
Non-interest-earning assets:
Cash and cash equivalents		86,347			78,944
Other non-earning assets		314,765			319,108
Total assets		$3,955,813			$3,987,776

Interest-bearing liabilities:
Interest-bearing demand and savings	0.22	$1,618,507	2,156	0.27	$1,374,607	4,078	0.60
Time deposits	0.76	1,125,990	4,633	0.83	1,387,782	7,492	1.09
Total deposits	0.44	2,744,497	6,789	0.50	2,762,389	11,570	0.84
Short-term borrowings and repurchase agreements	0.95	257,909	1,170	0.92	271,066	1,358	1.01
Subordinated debentures issued to capital trust	1.84	30,929	281	1.83	30,929	315	2.04
FHLB advances	3.06	126,716	1,963	3.12	162,896	2,406	2.97

Total interest-bearing liabilities	0.61	3,160,051	10,203	0.65	3,227,280	15,649	0.97
Non-interest-bearing liabilities:
Demand deposits		396,125			415,171
Other liabilities		21,449			5,024
Total liabilities		3,577,625			3,647,475
Stockholders’ equity		378,188			340,301
Total liabilities and stockholders’ equity		$3,955,813			$3,987,776

Net interest income:
Interest rate spread	3.61%		$80,634	4.50%		$77,249	4.23%
Net interest margin*				4.57%			4.33%
Average interest-earning assets to average interest-bearing liabilities		112.5%			111.2%
________________________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield/rate on loans at June 30, 2013 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the six months ended June 30, 2013.